Exhibit 99.1

INNOVATE Corp. Announces Further Extension of Rights Offering Subscription Period
New York, April 9, 2024 - INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE), a diversified holding company, announced today that its Board of Directors has extended the subscription period for its rights offering to 5:00 p.m. Eastern Time on April 19, 2024, in order to allow stockholders and noteholders who are entitled to participate in the rights offering (holders of record of the Company’s common stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and 2026 Convertible Notes as of 5:00 p.m. Eastern Time on March 6, 2024) additional time to participate. The rights offering was initially scheduled to expire at 5:00 p.m. Eastern Time on March 25, 2024 and the expiration date was previously extended until 5:00 p.m. Eastern Time on April 9, 2024.
The rights offering is being made pursuant to INNOVATE’s effective shelf registration statement on Form S-3, filed with the SEC on September 29, 2023 and declared effective on October 6, 2023, and a prospectus supplement containing the detailed terms of the rights offering originally filed with the SEC on March 8, 2024, as amended on March 23, 2024 and April 9, 2024. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities (including without limitation the preferred stock issued and sold in the concurrent private placement), nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus and a related prospectus supplement, copies of which were distributed to all eligible rights holders as of the rights offering record date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.
About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 4,000 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the rights offering and concurrent private placement, including, among others, statements related to the use of proceeds from the rights offering and other terms of the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, INNOVATE undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691